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davispolk.com	Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017

Exhibits 5.1 and 23.2

November 27, 2024

EUSHI Finance, Inc.
37 Route 236

Kittery Properties Suite 101

Kittery, ME 03904

Ladies and Gentlemen:

We have acted as special counsel to EUSHI Finance, Inc., a Delaware corporation (the “Company”), as issuer, and Emera Incorporated, a Nova Scotia company (“Emera”), and Emera US Holdings, Inc., a Delaware corporation (“EUSHI”), as guarantors (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “New Notes” and, together with the related guarantees by the Guarantors (the “New Guarantees”), collectively, the “New Securities”), issued pursuant to an indenture dated as of June 18, 2024 (the “Base Indenture”), as amended and supplemented by a first supplemental indenture dated as of June 18, 2024 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and Equiniti Trust Company, LLC, as trustee, for any and all of its outstanding 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “Old Notes” and, together with the related guarantees by the Guarantors (the “Old Guarantees”), collectively, the “Old Securities”) pursuant to the registration statement on Form F-10/S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, assuming that the New Guarantees have been duly authorized, executed and delivered by Emera insofar as the laws of the Province of Nova Scotia are concerned, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, and (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company and the Guarantors, the Exchange Offer or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Exchange Offer or any such party's affiliates due to the specific assets or business of such party or such affiliate. With respect to all matters of the laws of the Province of Nova Scotia and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Brian C. Curry, Corporate Secretary of Emera.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP